Exhibit 10.11

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of April 23, 2025 (the “Effective Date”), by and between Caldera Therapeutics, Inc., a Delaware corporation with a business address at 300 Technology Square, 8th Floor, Cambridge, MA 02139, U.S.A. (“Licensee”), and QYUNS THERAPEUTICS CO., LTD., a Chinese company with an address at No.907 Yaocheng Avenue, Taizhou, Jiangsu, China (“Qyuns”). Qyuns and Licensee are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Qyuns is willing to grant to Licensee, and Licensee is willing to accept, under certain intellectual property owned or controlled by Qyuns, an exclusive, worldwide license to develop and commercialize the Licensed Products (as defined herein) all on the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the capitalized terms defined in this Article 1 and elsewhere in this Agreement, and any cognates or correlatives thereof, whether used in the singular or plural, shall have the specified meanings.

1.1 “Accounting Standards” means GAAP, IAS/IFRS or equivalent accounting standards consistently applied by Licensee, its Affiliate or Sublicensee in maintaining its books and records.

1.1 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 USC. § 301 et seq., as such may be amended from time to time.

1.2 “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with a Party to this Agreement, regardless of whether such entity is or becomes an Affiliate on or after the Effective Date, but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of fifty percent (50%) or more (or the maximum ownership interest permitted by Applicable Laws giving control) of the voting securities or other ownership or general partnership interest (whether directly or indirectly) or other comparable equity interests in an entity.

1.3 “Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, data protection authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.

1.4 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Boston, MA, U.S.A. and in Shanghai, the People’s Republic of China are open for business.

1.5 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31; provided, however, that the first Calendar Quarter of the Term shall begin on the Effective Date and end on the last day of the then-current Calendar Quarter and the last Calendar Quarter of the Term shall begin on the first day of such Calendar Quarter and end on the last day of the Term.

1.6 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that the first Calendar Year of the Term shall begin on the Effective Date and end on December 31 of the then-current Calendar Year and the last Calendar Year of the Term shall begin on the first day of such Calendar Year and end on the last day of the Term.

1.7 “Clinical Trial” means any clinical study involving the administration of a product to a human subject, in accordance with good clinical practices and is designed to generate data in support or maintenance of an IND or NDA, or other similar marketing application (including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such product), including a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, an investigator-initiated trial and any other clinical trial in humans.

1.8 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a molecule or product, including activities related to marketing, promoting, medical affairs, distributing, importing, exporting, using, offering to sell, and selling or otherwise commercializing such molecule or product, including: pre-launch activities to prepare a market for potential sales; modeling and pharmaco-economic studies; epidemiological studies; government affairs, and public policy activities; patient services, and patient advocacy engagement; and activities related to pricing and reimbursement, including seeking and maintaining any required pricing approvals, but excluding, in each case, any activities directed to Manufacturing or Development. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.9 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Licensee, its Affiliate or Sublicensee with respect to any objective, the reasonable, diligent, good faith efforts to accomplish such objective as a similarly situated biopharmaceutical company would normally use to accomplish a similar objective with respect to a product that is at a similar stage in its development or product life and is of similar market potential, profit potential, and strategic value, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products (the sale of which Licensee and its Affiliates do not profit from) in the marketplace, the measure of patent coverage and other proprietary position of the product, the likelihood of Regulatory Approval given the Regulatory Authority involved, the profitability of the product including the amounts payable to licensors of patent or other intellectual property rights and other relevant factors.

1.10 “Cover”, “Covering” or “Covered” means, with respect to a product, and as applicable, that the making, practicing a method of manufacture, using, practicing a method that uses, selling, offering for sale or importation of such product would, but for a license granted in this Agreement under the Licensed Patents, infringe a Valid Claim of the Licensed Patents in the jurisdiction in which the activity occurs.

1.11 “Development” means all activities related to pre-clinical and other non-clinical research, testing, test method development and stability testing, toxicology, formulation, process development, drug substance design and synthesis, Clinical Trials conducted before or after obtaining Regulatory Approval that are reasonably related to or leading to the development, preparation, or submission of data and information to and communications with a Regulatory Authority for the purpose of obtaining, supporting, expanding or maintaining Regulatory Approval, including statistical analysis and report writing, the preparation and submission of applications for Regulatory Approval, regulatory affairs with respect to the foregoing, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, but excluding, in each case, Commercialization or Manufacturing. When used as a verb, “Develop” means to engage in Development. For purposes of clarity, Development will include any submissions (and activities required in support thereof) required by applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved molecule or product.

1.12 [***]

1.13 “EMA” means the European Medicines Agency or any successor entity thereto.

1.14 “EU Major Countries” means the [***].

1.15 “Executive Officer” means (a) in the case of Qyuns, the chief executive officer of Qyuns, and (b) in the case of Licensee, the chief scientific officer or chief technology officer of Licensee.

1.16 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.17 “Field” means all fields of use.

1.18 “First Commercial Sale” means, on a jurisdiction-by-jurisdiction and Licensed Product-by- Licensed Product basis, the first sale of the Licensed Product by Licensee, its Affiliate or any Sublicensee to a Third Party for distribution, use or consumption in a jurisdiction after all Regulatory Approvals needed for the commercial sale of such Licensed Product in such jurisdiction have been obtained for such Licensed Product in such jurisdiction. For clarity, First Commercial Sale excludes transfers of Licensed Product to Third Parties as bona fide samples, as donations, for the performance of Clinical Trials, or for similar purposes in accordance with Applicable Law pertaining to any expanded access program, any compassionate sales or use program (including named patient program or single patient program), or any indigent program made prior to obtaining Regulatory Approval.

1.19 “First IND Clearance” means, with respect to an IND for a Licensed Product, as applicable, (a) the date on which, the IND submission for such Licensed Product is accepted in writing by a competent Regulatory Authority, (b) the date that is thirty (30) days (or any different time period pursuant to a change in Applicable Laws after the Effective Date during which period such Regulatory Authority may object to the IND submission for such Licensed Product) following the filing of such IND for such Licensed Product (the “Objection Period”), if Licensee, its Affiliate, or Sublicensee has not received any notice of a clinical hold from such Regulatory Authority during the Objection Period, or (c) if Licensee, its Affiliate, or Sublicensee does receive a notice of such a clinical hold prior to the expiration of the Objection Period, the date on which such Regulatory Authority has subsequently notified Licensee, its Affiliate, or Sublicensee in writing (by means of a “study may proceed letter” or similar communication); in each case of (a) through (c), such that such Licensed Product may be lawfully administered to a human pursuant to such IND.

1.20 “FTE” means the equivalent of the work of one duly qualified employee of Qyuns full time for one Calendar Year (consisting of a total of 1,800 hours per year) carrying out scientific or technical work under this Agreement. Overtime and work on weekends, holidays, and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE billable by Qyuns for one individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on 1,800 working hours per Calendar Year.

1.21 “FTE Rate” means the amount per FTE per Calendar Year, which will be [***] per FTE per Calendar Year pro-rated for the period beginning on the Effective Date and ending on December 31, 2025, and thereafter will be adjusted annually based on the change in the Chinese Consumer Price Index as published by the National Bureau of Statistics of China.

1.22 “Generic Product” means, with respect to the Licensed Product and a given jurisdiction, a product: (a) that has obtained Regulatory Approval as a “generic medicinal product,” or similar designation from the applicable Regulatory Authority by way of an abbreviated approval mechanism in reference to the Licensed Product (or in reliance on data for the Licensed Product), such as, in the United States, pursuant to an application submitted under Section 351(k) of the Public Health Services Act, and in the EU via European Directive 2001/83/EC on the Community Code for medicinal products (Article 10(4) and Section 4, Part II of Annex I) and European Regulation EEC/2309/93 establishing the Community procedures for the authorization and evaluation of medicinal products, or any equivalent abbreviated approval mechanism for a pharmaceutical or biological product; and (b) is legally marketed or sold in such jurisdiction by or under the authority of an entity other than Licensee, its Affiliates or Sublicensees.

1.23 “Governmental Authority” means any federal, state, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.24 “IND” means an investigational new drug application filed with the FDA or any similar application (including a clinical trial application or CTA) filed with a Regulatory Authority in a jurisdiction to commence a Clinical Trial of a pharmaceutical or biological product.

1.25 “Indication” means a specific disease, disorder or condition which is recognized by the applicable Regulatory Authority in a given jurisdiction as a disease, disorder or condition that a Licensed Product can be used to prevent or treat, which use is the subject of a separate MAA approval supported by data from at least one pivotal trial not previously submitted to the applicable Regulatory Authority.

1.26 “Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical data, physical and analytical, safety, quality control data, manufacturing, and stability data, materials, studies and procedures, and manufacturing process and development information, results and data.

1.27 “Licensed Compound(s)” means (a) the compound referred to by Qyuns as QX030N (“QX030N”), a long-acting bispecific to TL1A and IL-23p19 and with the structure set forth on Exhibit B, (b) [***], and (c) [***]. For the avoidance of doubt, “Licensed Compound” does not include any monoclonal antibody that is only directed against a single target, antibody-drug conjugate (ADC)s or any other modality that is not in the form of a bispecific or multispecific antibody.

1.28 “Licensed IP” means, collectively, the Licensed Patents and Licensed Know-How, and for clarity, including the Arising Qyuns IP and Qyuns’ interest in the Joint Arising IP.

1.29 “Licensed Know-How” means all Know-How owned or controlled by Qyuns or its Affiliates as of the Effective Date or during the Term that specifically relates to the Licensed Compounds and/or the TL1A/IL-23p19 Program [***] and is necessary or reasonably useful for the research, development, manufacture or commercialization of any Licensed Compound or Licensed Product in the Territory. [***]

1.30 “Licensed Patents” means all Patent Rights throughout the Territory owned or controlled by Qyuns or its Affiliates as of the Effective Date or during the Term that Cover the Licensed Compounds or otherwise specifically relate to the TL1A/IL-23p19 Program that is necessary or reasonably useful to Exploit any Licensed Product in the Field in the Territory, including any Patent Rights under the Joint Arising IP. Listed on Exhibit A are all Licensed Patents existing as of the Effective Date; provided, that the Parties shall promptly update Exhibit A from time to time to include any new Patent Rights that come to be owned or controlled by Qyuns or its Affiliates at any time during the Term on or following the Effective Date that Cover any of the Licensed Compounds or otherwise relate to the TL1A/IL-23p19 Program that is necessary or reasonably useful to Exploit any Licensed Product in the Field in the Territory. [***]

1.31 “Licensed Product” means any pharmaceutical preparation containing a Licensed Compound, alone or in combination with other molecules.

1.32 “Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labelling, shipping, and holding of any molecule, product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, supply chain, stability testing, quality assurance testing and release, and quality control, but excluding any activities directed to Development or Commercialization.

1.33 “Marketing Authorization Application” or “MAA” means an application filed with the relevant Regulatory Authority to market a pharmaceutical or biological product in a jurisdiction, including, as applicable, (a) a New Drug Application (as defined in the Act) or Biologics License Application (as defined in the PHSA) submitted to the FDA, (b) a marketing authorization application submitted to the EMA under the centralized EMA filing procedure, or (c) any equivalent application or filing submitted to a Regulatory Authority in any jurisdiction, in each case ((a) through (c)), including any amendments or supplements thereto.

1.34 “Net Sales” means, with respect to a Licensed Product, the gross amounts invoiced in a jurisdiction in the Territory by Licensee, its Affiliates and Sublicensees (each a “Selling Party”) to Third Parties (including distributors, resellers, wholesalers, hospitals and end users) for sales of the Licensed Product in a given period of time and in bona fide arm’s length transactions with respect to such Licensed Product, less the following deductions, in each case, to the extent attributable to the Licensed Product, actually incurred, taken, paid, accrued, allowed, included or allocated, in accordance with the Accounting Standards of the applicable Selling Party, and not otherwise deducted in computing other amounts hereunder (without duplication):

(a) discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b) credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt; provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid; provided that such amounts shall not exceed [***] of the gross amount invoiced or received by the Selling Party for the corresponding period (provided that any amount written off as bad debts but subsequently recovered will be treated as Net Sales);

(c) rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Selling Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations and entities (and other equivalent entities and institutions)) which effectively reduce the selling price or gross sales of the Licensed Product;

(d) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by a Selling Party in shipping Licensed Product to a Third Party;

(e) import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable Applicable Laws), sales tax, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind); and

(f) any other similar and customary deductions which are in accordance with the Selling Party’s Accounting Standards.

Net Sales shall be determined from the Selling Party’s books and records maintained in accordance with the Selling Party’s Accounting Standards, consistently applied. Transfers of Licensed Product between or among Licensee, its Affiliates and Sublicensees for subsequent resale shall not be included in Net Sales, but the subsequent end sale shall be included in Net Sales. In addition, a “sale” shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, at or below cost. If a Selling Party sells the Licensed Product to a Third Party at a discount in “bundles” with other products or services (i.e., sold together in a single sales transaction with other products or services for which separate prices are charged in such transaction), or, if the amount invoiced for the Licensed Product represents a discount greater than the average discount for all products and services in the applicable “bundle,” then Net Sales for such “bundled” Licensed Product shall be determined using a sales price based on the average discount for all products and services in the applicable “bundle,” less applicable deductions as set forth above.

If a Licensed Product consists of or contains a combination of components where one component is Covered by the Licensed Patents and another component that is not Covered by the Licensed Patents, whether in the same or different formulations, and whether sold as a fixed dose or as separate doses as one product (a “Combination Licensed Product”), the Net Sales for such Combination Licensed Product shall be calculated as follows:

i) If Licensee, its Affiliate, or Sublicensee separately sells in such jurisdiction or other jurisdiction, (A) a product containing only components that are Covered by the Licensed Patents that are contained in such Combination Licensed Product (the “Mono Licensed Product”) and (B) products containing only components that are not Covered by the Licensed Products in such Combination Licensed Product, the Net Sales attributable to such Combination Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Licensed Product by the fraction A/(A+B), where “A” is Licensee’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Licensed Product in such jurisdiction or other jurisdiction and “B” is Licensee’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies in such jurisdiction or other jurisdiction, for products that contain as their sole active ingredients the other active ingredients in such Combination Licensed Product.

ii) If Licensee, its Affiliate, or Sublicensee separately sells in such jurisdiction or other jurisdiction the Mono Licensed Product but does not separately sell in such jurisdiction or other jurisdiction products containing only components that are not Covered by the Licensed Products in such Combination Licensed Product, the Net Sales attributable to such Combination Licensed Product shall be calculated by multiplying the Net Sales of such Combination Licensed Product by the fraction A/C, where “A” is Licensee’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Licensed Product in such jurisdiction or other jurisdiction, and “C” is Licensee’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price in such jurisdiction or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Licensed Product.

iii) If Licensee, its Affiliates, and Sublicensees do not separately sell in such jurisdiction or other jurisdiction the Mono Licensed Product but do separately sell products containing only components that are not Covered by the Licensed Products in such Combination Licensed Product, the Net Sales attributable to such Combination Licensed Product shall be calculated by multiplying the Net Sales of such Combination Licensed Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Licensed Product in such jurisdiction or other jurisdiction and “E” is the average Net Sales price during the period to which the Net Sales calculation applies for products that contain as their sole active ingredients the other active ingredients in such Combination Licensed Product.

iv) If Licensee, its Affiliates, and Sublicensees do not separately sell in such jurisdiction or other jurisdiction both the Mono Licensed Product and the other components that are not Covered by the Licensed Products in such Combination Licensed Product, the Net Sales attributable to such Combination Licensed Product shall be jointly determined by the Parties in good faith based on the relative fair market value of such Mono Licensed Product and such other components.

1.35 “NMPA” means the National Medical Licensed Products Administration in China, and local counterparts thereto, or any successor entity thereto.

1.36 “Patent Challenge” means (a) the initiation or request of an inter partes review, interference, or opposition proceeding with respect to the claims of any Licensed Patent that are actually licensed to Licensee hereunder, (b) the making, filing or maintaining of any claim, demand, lawsuit or cause of action to challenge the validity, patentability, or enforceability of the claims of any Licensed Patent that are actually licensed to Licensee hereunder, (c) the seeking of a declaratory judgment of non-infringement of the claims of any Licensed Patent that are actually licensed to Licensee hereunder, (d) the opposition of any extension of, or the grant of a supplementary protection certificate with respect to, the claims of any Licensed Patent that are actually licensed to Licensee hereunder, or (e) otherwise the provision of material support directly to a Third Party to do any of the actions described in the foregoing clauses (a) through (d).

1.37 “Patent Right(s)” means all patents and patent applications (including any certificates of invention, supplementary protection certificates and applications therefor, applications for certificates of invention and priority rights) in any jurisdiction or other jurisdiction, including all international applications, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications, including requests for continued examination, divisional applications and renewals, and all letters, patents or certificates of invention granted thereon, and all reissues, reexaminations, term extensions, term adjustments, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any jurisdiction or other jurisdiction.

1.38 “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.39 “Phase 1 Clinical Trial” means a Clinical Trial that generally provides for the first introduction into humans of a pharmaceutical or biologic product with the primary purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).

1.40 “Phase 2 Clinical Trial” means a Clinical Trial that is intended to initially evaluate the effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or indication under study, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation).

1.41 “Phase 3 Clinical Trial” means a pivotal Clinical Trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an MAA.

1.42 “PHSA” means the United States Public Health Service Act, as may be amended, or any subsequent or superseding law, statute or regulation.

1.43 “Prosecution and Maintenance” means, with regard to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right, the conduct of re-examinations, reissues and/or appeals of Patent Right, as the case may be, including the initiation or defense of interferences, oppositions, inter partes review, derivations, re-examinations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent Right, but excluding the defense of challenges to Patent Rights as a declaratory judgment action or as a counterclaim in an infringement proceeding) of such Patent Right, and any appeals therefrom, and obtaining patent term extensions and supplementary protection certificates with respect to such Patent Right and the like. For clarification, “Prosecution and Maintenance” does not include any other enforcement actions taken with respect to a Patent Right.

1.44 “Regulatory Approval” means all approvals, licenses, registrations or authorizations of the applicable Regulatory Authorities needed to offer for sale or sell a pharmaceutical or biological product for a particular indication in a jurisdiction.

1.45 “Regulatory Authority” means any Governmental Authority, such as the FDA, EMA, NMPA or any health regulatory authority in any jurisdiction that is a counterpart to the foregoing agencies, in each case, that holds responsibility for the development, manufacture, distribution, importation, exportation and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical or biological product in such jurisdiction.

1.46 “Royalty Term” means, on a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis, the period commencing as of the First Commercial Sale of such Licensed Product in such jurisdiction and continuing until the latest of (a) ten (10) years from the First Commercial Sale of such Licensed Product in such jurisdiction, (b) expiration of the last-to-expire Valid Claim of the Licensed Patents that would be infringed by the sale of the Licensed Product in such jurisdiction; and (c) expiration of the last to expire regulatory exclusivity conferred by the applicable Regulatory Authority covering such Licensed Product in such jurisdiction.

1.47 “Sublicensee” has the meaning set forth in Section 2.2.

1.48 “Territory” means worldwide.

1.49 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.50 “TL1A/IL-23p19 Program” means Qyuns’ program to research and develop bispecific compounds targeting both TL1A and IL-23p19.

1.51 “Valid Claim” means a claim of an issued and unexpired Patent Right (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been abandoned, cancelled or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, or that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a pending claim of an unissued, pending patent application, which has not been cancelled, withdrawn or abandoned, and which has not been pending for more than [***] years since its earliest claimed priority date.

1.52 “VAT” means, any value added tax or similar Taxes.

ARTICLE 2

LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Qyuns hereby grants to Licensee and its Affiliates during the Term of this Agreement an exclusive (even as to Qyuns and its Affiliates), royalty-bearing, transferable (in accordance with Section 12.1), sublicensable (in accordance with Section 2.2) license under the Licensed IP to research, develop, make, have made, use, practice, sell, offer for sale, import, export and otherwise Commercialize (“Exploit” or “Exploitation”) the Licensed Compounds and Licensed Product in the Field in the Territory (the “License”).

2.2 Right to Sublicense. Subject to the terms and conditions of this Agreement, Licensee shall have the right to grant sublicenses of the License under Section 2.1 through multiple tiers, without Qyuns’ prior consent, to Third Parties (each a “Sublicensee”). Any such sublicense (whether or not tiered) must be pursuant to a written agreement that is consistent with the terms of this Agreement (including this Section 2.2). Licensee shall, within [***] days of execution thereof, provide Qyuns with the identity of each Sublicensee and the relevant sublicense agreement, provided that Licensee may redact any terms that are unnecessary for Qyuns to confirm compliance with this Agreement. Furthermore, Licensee will remain liable to Qyuns for the performance of all of its obligations under and Licensee’s compliance with all provisions of this Agreement, and Licensee will be fully responsible and liable for any breach of the terms of this Agreement by any of its Sublicensees (as applicable) to the same extent as if Licensee itself has committed any such breach.

2.3 No Implied Licenses. No rights to any Patent Rights, Know-How, or other intellectual property, other than as expressly and explicitly identified herein, are granted or deemed granted by this Agreement, whether by implication, estoppel, or otherwise.

2.4 Exclusivity. During the Term, and except with respect to the License granted hereunder, neither Party nor its Affiliates (if applicable) shall, and shall not enable or assist any Third Party to, develop, manufacture, register, market, sell, offer for sale, import or otherwise commercialize (a) [***], or (b) [***] (each a “Competing Product”). If a Party or its Affiliates is acquired by a Third Party or acquires a Third Party (or business or assets of a Third Party) (by merger, purchase of assets, stock acquisition or otherwise), and in either case such Third Party has a Competing Product that, upon the closing of such transaction, would be in violation of this Section 2.4, or such Third Party acquirer after the consummation of such transaction subsequently develops a Competing Product that would be in violation of this Section 2.4 (each of the foregoing, an “Acquirer Program”), then such Party will not be in breach of this Section 2.4, as a result of such transaction or subsequent development as long as [***] In addition, if any Sublicensee has, at the time of the grant of a sublicense, an existing program for a Competing Product, or subsequent to the grant of a sublicense commences a program for a Competing Product (each a “Competing Program”), then the Sublicensee [***].

2.5 Cell Line License. The Licensee shall be responsible for, and shall enter into a separate cell line license agreement with [***] in connection with the License granted under this Agreement (the “Cell Line License Agreement”) at its sole costs and expenses, and shall be responsible for and bear any license fees thereunder.

ARTICLE 3

PERFORMANCE

3.1 Technology Transfer.

(a) Licensed Know-How. Within [***] days following Qyuns’ receipt of the Upfront Payment in accordance with Section 6.1, Qyuns shall transfer to Licensee all Licensed Know-How in existence as of the Effective Date that is necessary or reasonably useful to enable Licensee to Exploit (but excluding the Manufacture of) Licensed Compounds and Licensed Product in the Field in the Territory. Qyuns shall provide all such Licensed Know-How in English and the original Chinese version, and Qyuns shall be responsible for the costs of any translation. In addition, Qyuns shall ensure that all data, reports and protocols that are included in the Licensed Know-How are in a form and format that reasonably allows to reproduce the underlying experiments and studies, provided that, Qyuns makes no warranties in terms of the results generated from such experiments and studies and any information, results and data generated from such reproduction of underlying experiments and studies shall constitute the Joint Arising IP. From time to time during the Term, promptly following Licensee’s request and at Licensee’s own costs and expenses, Qyuns shall transfer to Licensee any additional Licensed Know-How that Qyuns generates or obtains after the Effective Date and that is necessary or reasonably useful to enable Licensee to Exploit the Licensed Compounds and Licensed Product.

(b) Licensed Compounds. Upon Licensee’s written request (which shall be at Licensee’s discretion) following Qyuns’ receipt of the Upfront Payment in accordance with Section 6.1, Qyuns shall transfer to Licensee (or Licensee’s designee) all the inventory of the Licensed Compounds, as well as all relevant materials for the manufacture of Licensed Compounds (inclusive of master cell banks, working cell banks, plasmids and reference materials), in each case, in Qyuns’ possession or control existing as of the Effective Date.

(c) Manufacturing Process. Promptly following Licensee’s written request, Qyuns shall transfer to Licensee or its designee all Licensed Know-How necessary or reasonably useful for the Manufacture of QX030N pursuant to the then-current process for the Manufacture of QX030N (such process, the “Manufacturing Process”) in accordance with a Manufacturing Process transfer plan mutually agreed by both Parties in writing. Each Party will use Commercially Reasonable Efforts to perform its obligations under the Manufacturing Process transfer plan in a timely manner. The Manufacturing Process transfer will be a one-time transfer to Licensee to enable Licensee (or one of its Affiliates or its designated contract manufacturing organization (“CMO”)) to Manufacture QX030N. Prior to incurring internal costs, Qyuns shall provide to Licensee for Licensee’s approval (not to be unreasonably withheld) Qyuns’ anticipated costs to conduct the Manufacturing Process transfer. During the course of performing the Manufacturing Process transfer, Qyuns will keep Licensee updated if the costs are likely to exceed the costs approved by Licensee in accordance with this Section 3.1(c), and Qyuns will not incur any additional hours or internal costs which would result in exceeding the foregoing costs approved by Licensee unless Licensee’s prior written approval has been obtained. Licensee will reimburse Qyuns’ internal costs (at the FTE Rate) and reasonable out-of-pocket expenses incurred in connection with providing reasonable technical support associated with, and after completion of, such Manufacturing Process transfer to Licensee or its designee as may be necessary or reasonably useful for Licensee or its designee to use and practice the Manufacturing Process; provided that Qyuns will be responsible for its internal costs incurred for up to the first [***] incurred in total, and, for clarity, after such [***] have been expended, Licensee will reimburse Qyuns for its internal costs (at the FTE Rate) and reasonable out-of-pocket expenses incurred in the provision of such support and assistance under this Section on a monthly basis following Licensee’s receipt of an invoice therefor. Upon Licensee’s reasonably written request, Qyuns shall also reasonably facilitate Licensee with entering into agreements directly with Qyuns’ or its Affiliates’ Third Party contract manufacturers.

(d) Technology Transfer Expense. Subject to Section 3.1(c), Licensee shall be responsible for its own costs incurred in connection with performing the technology transfer set forth in this Section 3.1.

3.2 Supply. [***]

3.3 Diligence. Licensee (or its Affiliate or Sublicensee) shall use Commercially Reasonable Efforts to (a) complete the initiation (first patient first dose) of the Phase 1 Clinical Trial within [***] after obtaining the [***], and (b) obtain Regulatory Approval for at least one (1) Licensed Product, and following receipt of such Regulatory Approval, to Commercialize the Licensed Product in the U.S., at least one of the EU Major Countries and China, and (c) initiate the First Commercial Sale of the License Product within [***] in the U.S., at least one of the EU Major Countries and China respectively, following obtaining of Regulatory Approval (and where applicable, pricing and reimbursement approval) in such jurisdiction, and (each of the foregoing (a), (b) and (c), individually a “Diligence Obligation” and collectively the “Diligence Obligations”). If Licensee (or its Affiliate or Sublicensee) fails to use Commercially Reasonable Efforts to achieve the foregoing, then Qyuns shall notify Licensee in writing and provide Licensee with an additional [***] days to use Commercially Reasonable Efforts to achieve the foregoing. Except for the manufacturing costs of QX030N to be borne by Qyuns under the Clinical Supply Agreement, and unless otherwise agreed by the Parties, Licensee shall be responsible for all other costs and expenses for IND-enabling studies and Exploitation of the Licensed Compounds and Licensed Products, provided that Qyuns will not conduct (or incur expenses to be reimbursed by Licensee) any studies or Exploitation of the Licensed Compound or Licensed Products unless expressly set forth in this Agreement or the Pre-Clinical Development Plan.

ARTICLE 4

GOVERNANCE

4.1 Alliance Manager. Within [***] days of the Effective Date (or such longer period as is mutually agreed by the Parties), each Party will appoint an employee of such Party or its Affiliate to act as the facilitator of the meetings of the JSC and the first point of contact between the Parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the Parties (the “Alliance Managers”). Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

4.2 Joint Steering Committee.

(a) Formation; Composition. Within [***] days of the Effective Date (or such longer period as is mutually agreed by the Parties), the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of [***] representatives from each Party (or appointed representatives of any Affiliate of such Party) with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual written consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Qyuns and Licensee. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Each meeting of the JSC will be co-chaired by a representative of Qyuns and a representative of Licensee. The role of the chairpersons will be to convene and preside at meetings of the JSC. The chairpersons will have no additional powers or rights beyond those held by the other JSC representatives. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation of minutes.

(b) Non-Member Attendance. The JSC may invite non-members that are employees or consultants of a Party to participate in the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC, attendance of any non-employee must be pre-approved by both Parties, such approval not to be unreasonably withheld, conditioned or delayed, and such participants will be bound by obligations of confidentiality and non-disclosure that are substantially similar to those set forth herein.

(c) Specific Responsibilities. The JSC will, subject to compliance with Applicable Laws, including applicable competition law of the Territory:

(i) review and approve the pre-clinical development plan for the work to be conducted by Qyuns on the Licensed Product (the “Pre-Clinical Development Plan”), with the initial, high-level Pre-Clinical Development Plan attached hereto as Exhibit D;

(ii) keep Licensee informed of Qyuns’ progress and results of the activities under the Pre-Clinical Development Plan;

(iii) oversee and coordinate the technology transfer activities from Qyuns to Licensee under Section 3.1;

(iv) keep Qyuns informed of Licensee’s progress, major events and milestones with respect to activities relating to the Development and Commercialization of the Licensed Products in the Territory;

(v) review and discuss the overall strategy regarding Regulatory Approval of the Licensed Products in the Territory;

(vi) serve as a forum to hear and try to resolve any disagreement between the Parties relating to this Agreement; and

(vii) perform such other functions as appropriate, to further the purposes of this Agreement, in each case as may be assigned to the Parties pursuant to this Agreement or as may be mutually agreed to in writing by the Parties.

(d) Meetings. During the Term, the JSC will meet at least [***] time per Calendar Quarter, unless otherwise agreed to by the JSC. No later than [***] Business Days prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such a meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least [***] Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the chairpersons of the JSC to provide the members of the JSC no later than [***] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. Unless the Parties otherwise agree in writing, each JSC meeting shall be by videoconference or by teleconference. If the Parties agree in writing to an in-person meeting (which shall be at each Party’s sole discretion), such in-person JSC meetings will be held at locations mutually agreed upon by Qyuns and by Licensee. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if each Party’s Alliance Manager and at least [***] JSC members from each Party (of which [***] such member may be such Party’s Alliance Manager) are present or participating in such meeting. The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings. The Alliance Managers will send draft meeting minutes to the respective co-chairpersons of the JSC for each Party for review and approval within [***] Business Days after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC object(s) to the accuracy of such minutes within [***] Business Days of receipt. Minutes will be officially endorsed by the JSC at the next JSC meeting, and will be signed by both chairpersons.

(e) Decision-Making. The representatives from each Party on the JSC will have, collectively, one (1) vote on behalf of that Party, and all decision making for which the JSC is responsible, as set forth in Section 4.2(c), will be by consensus. In the event that the JSC cannot or does not, after reasonable efforts, reach agreement on an issue within [***] days after such matter has been referred to the JSC, then the matter shall be escalated to the Parties’ Executive Officers. The Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable. In the event that the Executive Officers cannot or do not, after reasonable efforts, reach agreement on an issue within [***] days after such matter has been referred to them, then the decision-making authority of matter shall vest in Licensee.

(f) Limitations on Decision-Making. Licensee shall exercise its final decision-making authority consistent in all material respects with the terms and conditions of this Agreement. Licensee will not make decisions (in exercise of its final decision-making authority on any such matters as stated above) that (A) result in an increase in Qyuns’ obligations, costs, or expenses under this Agreement, provided that with respect to the obligations, costs or expenses under the Pre-Clinical Development Plan, Licensee will have final decision-making authority for changes to the Pre-Clinical Development Plan other than changes that would add an additional obligation on Qyuns (although Licensee requesting that Qyuns conduct, or utilize its CRO to conduct, an activity set forth in the initial Pre-Clinical Development Plan is not considered to be adding an additional obligation) and further provided that, Licensee shall fully reimburse Qyuns’ costs incurred in performing under the Pre-Clinical Development Plan, or shall directly pay any costs and expenses incurred during the performance of activities under the Pre-Clinical Development Plan, or (B) conflict with or deviates from this Agreement, or would be reasonably likely to (x) result in a violation of Applicable Laws, the requirement of any Regulatory Authorities, or (y) result in the infringement or misappropriation of intellectual property rights of any Third Party.

(g) Good Faith. Subject to compliance with Applicable Laws, including applicable competition law, in conducting themselves on the JSC, and in exercising their rights under this Section, all representatives of both Parties will consider diligently, reasonably and in good faith all input received from the other Party, and will use Commercially Reasonable Efforts to reach consensus on all matters before them.

(h) Termination of JSC. Unless earlier terminated by mutual agreement of the Parties, the JSC shall be terminated and wound-up upon [***].

ARTICLE 5

DEVELOPMENT, REGULATORY, AND COMMERCIALIZATION

5.1 Development Responsibilities. As between the Parties, subject to the terms and conditions of this Agreement, Licensee shall be responsible for any and all Development activities in connection with the Licensed Product(s) in the Field in the Territory, and shall be responsible for obtaining and maintaining appropriate Regulatory Approval(s) therefor, in the Field, including activities necessary to conduct IND-enabling studies or seek, obtain or maintain Regulatory Approval, in the Territory, at Licensee’s costs and expenses.

5.2 Regulatory Responsibilities. As between the Parties, subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for the regulatory affairs of the Licensed Product(s) in the Field in any and all jurisdictions in the Territory at Licensee’s costs and expenses, including preparing the regulatory filings for the purpose of filing MAA with local Regulatory Authorities in each jurisdiction in the Territory, and local registration with respect to obtaining, holding and maintaining the marketing authorization of the Licensed Product in any and all jurisdictions in the Territory. The Licensee will ensure all regulatory activities to be conducted in accordance with the Applicable Laws.

5.3 Commercialization Responsibilities. As between the Parties, Licensee shall be solely responsible for Commercialization of the Licensed Product(s) in the Field in each jurisdiction in the Territory at Licensee’s sole costs and expenses.

5.4 Manufacture. Unless otherwise agreed in writing by the Parties, upon completion of the transfer of Manufacturing Process in accordance with Section 3.1(c), Licensee will be solely responsible, at its own costs and expenses, for the Manufacture and supply of Licensed Products in the Field for the Territory.

ARTICLE 6

PAYMENTS

6.1 Upfront Fee. In consideration of Qyuns’ granting of the License, Licensee shall pay to Qyuns or Qyuns’ designated Affiliate(s) a one-time, non-refundable, and non-creditable upfront payment of ten million dollars (USD $10,000,000) (the “Upfront Payment”) within [***] days following receipt of an invoice from Qyuns which may be issued on or after the Effective Date.

6.2 Equity. In further consideration of Qyuns’ granting of the License, Licensee shall, concurrently with Licensee’s T-1 sale and issuance of shares of its Series A Preferred Stock (the “T-1 Issuance”), issue to Qyuns or Qyuns’ designated Affiliate(s) 16,890,426 shares of Common Stock of the Licensee (representing approximately [***] of the total share capital of Licensee on a fully diluted basis upon T-1 Issuance) calculated based on the assumption that the aggregate proceeds for the T-1 Issuance will be equal to [***] (including convertible instruments sold in advance of the T-1 Issuance) pursuant to that certain Restricted Stock Purchase Agreement in the form attached hereto as Exhibit C (“Share Purchase Agreement”). In the event the T-1 Issuance (including convertible instruments sold in advance of the T-1 Issuance) is for less than [***] in the aggregate or the T-1 Issuance occurs more than [***] after the Effective Date (except in the case that the T-1 Issuance does not occur solely due to Qyuns failing to execute the Series A documents as provided in the Share Purchase Agreement), Qyuns shall have the right to immediately terminate this Agreement without incurring any liabilities on Qyuns or its Affiliates, by providing a written notice to Licensee. Licensee shall use its Commercially Reasonable Efforts to complete additional sales of Series A Preferred Stock such that aggregate proceeds for the sale of Series A Preferred Stock (including convertible instruments sold in advance of the T-1 Issuance) will be no less than [***] in total, within [***] days upon the completion of first patient dosed in the first Phase 1 Clinical Trial in the Territory.

6.3 Development Milestones. In further consideration for the licenses and other rights granted to Licensee herein by Qyuns, following the first achievement by Licensee or its Affiliate or Sublicensee of each milestone event set forth in the table below with respect to a Licensed Product after the Effective Date (each, a “Development Milestone Event”), Licensee shall make the corresponding one-time, non-refundable, and non-creditable milestone payment to Qyuns or Qyuns’ designated Affiliate(s) (each, a “Development Milestone Payment”) in accordance with Section 6.6(a).

Development Milestone Event	Development Milestone Payment (USD)
1. Receipt of IND approval for the first Licensed Product in the U.S. for the 1st Indication	$5,000,000
2. First patient dosed in the first Phase 2 Clinical Trial for a Licensed Product in the U.S.	[***]
3. First patient dosed in the first Phase 3 Clinical Trial for a Licensed Product in the U.S. for the 1st Indication	[***]
4. First patient dosed in the first Phase 3 Clinical Trial for a Licensed Product in the U.S. for the 2nd Indication	[***]

5. Receipt of MAA approval for the first Licensed Product in the U.S. for the 1st Indication	[***]
6. Receipt of MAA approval for the first Licensed Product in the U.S. for the 2nd Indication	[***]
7. Receipt of MAA approval for the first Licensed Product in any of the EU Major Countries for the 1st Indication (including the MAA approval by EMA via the centralized regulatory procedure)	[***]
8. Receipt of MAA approval for the first Licensed Product in China for the 1st Indication	[***]

Potential Total:	$125,000,000

Each of the Development Milestone Payments in this Section 6.3 shall be payable a maximum of one (1) time upon the first achievement of the corresponding Development Milestone Event by Licensee, and no Development Milestone Payment shall be due hereunder for any subsequent or repeated achievement of such milestone event. Solely in the case of Development Milestone Events 1 and 2, in the case Development Milestone Event 3 has been achieved and Development Milestone Payment 1 and/or Development Milestone Payment 2 have not yet been paid, then the unpaid Development Milestone Payment 1 and/or Development Milestone Payment 2 shall also be due at the time Development Milestone Payment 3 is due.

6.4 Commercial Milestones. In further consideration for the licenses and other rights granted to Licensee herein by Qyuns, following the first achievement by Licensee or its Affiliate or Sublicensee of each milestone event set forth in the table below with respect to a Licensed Product after the Effective Date (each, a “Commercial Milestone Event”), Licensee shall make the corresponding one-time, non-refundable, and non-creditable milestone payment to Qyuns or Qyuns’ designated Affiliate(s) (each, a “Commercial Milestone Payment”) in accordance with Section 6.6(b).

Commercial Milestone Event (USD)	Commercial Milestone Payment (USD)
First Calendar Year in which aggregate Net Sales of Licensed Product in such Calendar Year reach [***]	[***]
First Calendar Year in which aggregate Net Sales of Licensed Product in such Calendar Year reach [***]	[***]
First Calendar Year in which aggregate Net Sales of Licensed Product in such Calendar Year reach [***]	[***]
First Calendar Year in which aggregate Net Sales of Licensed Product in such Calendar Year reach [***]	[***]

Potential Total:	$420,000,000

Each of the Commercial Milestone Payments in this Section 6.4 shall be payable a maximum of one (1) time upon the first achievement of the corresponding Commercial Milestone Event, and no Commercial Milestone Payment shall be due hereunder for any subsequent or repeated achievement of such Commercial Milestone Event, regardless of whether a different Licensed Product is approved for use in different presentations, formulations, dosages, route of administration or as a combination product. The Commercial Milestone Payments are cumulative, such that if more than one of the Commercial Milestone Events are achieved in the same Calendar Year, Licensee shall make each Commercial Milestone Payment associated with each achieved Commercial Milestone Event for such Calendar Year.

6.5 Royalty Payments to Qyuns.

(a) Royalty Rates. In further consideration for the License, during the Royalty Term for the Licensed Product, Licensee shall make quarterly payments to Qyuns or Qyuns’ designated Affiliate(s) on annual aggregate Net Sales of the relevant Licensed Product(s) on a Licensed Product-by- Licensed Product basis, calculated by multiplying the applicable royalty rate set forth below by the applicable portion of Net Sales (“Royalty Payment”). Such payments, and associated reports, shall be made in accordance with Section 6.6(b). For clarity, following the expiration of the Royalty Term for the Licensed Product in a given jurisdiction, Net Sales of a given Licensed Product in such jurisdiction shall not be included in the aggregate annual Net Sales of the Licensed Product for purposes of determining the applicable royalty tiers or royalty payments.

Portion of Aggregate Annual Net Sales of the Licensed Product	Royalty Rate
Portion of Net Sales in a given Calendar Year less than or equal to [***]	[***]
Portion of Net Sales in a given Calendar Year greater than [***] but less than or equal to [***]	[***]
Portion of Net Sales in a given Calendar Year greater than [***] but less than or equal to [***]	[***]
Portion of Net Sales in a given Calendar Year greater than [***]	[***]

(b) Royalty Reductions.

(i) No Valid Claim. On a jurisdiction-by-jurisdiction basis and Licensed Product-by- Licensed Product basis, the applicable royalty rates set forth in Section 6.5(a) as applied to Net Sales of the Licensed Product in such jurisdiction shall be reduced by [***] during any portion of the Royalty Term in which there is not at least one (1) Valid Claim that would be infringed by the sale of the Licensed Product in such jurisdiction.

(ii) Generic Product. On a jurisdiction-by-jurisdiction and Licensed Product-by-Licensed Product basis, if: (A) in [***] consecutive Calendar Quarters during the Royalty Term in a given jurisdiction, one or more Third Parties is or are selling a Generic Product and the Net Sales of the Licensed Product in such jurisdiction during such [***] consecutive Calendar Quarters, and each of the Net Sales of such consecutive Calendar Quarter is less than [***] of the Net Sales of the Licensed Product in such jurisdiction as compared with the arithmetic average quarterly Net Sales of the [***] consecutive Calendar Quarters immediately prior to the Calendar Quarter during which the first such Generic Product was sold in such jurisdiction, then in such case the royalty rates attributable to the Net Sales of such Licensed Product in such jurisdiction during the Royalty Term shall, commencing with such Calendar Quarter and thereafter for the remainder of the Royalty Term in such jurisdiction, be reduced by [***] of the amount otherwise payable under Section 6.5(a), or (B) if in [***] consecutive Calendar Quarters during the Royalty Term in a given jurisdiction, one or more Third Parties is or are selling a Generic Product and the Net Sales of the Licensed Product in such jurisdiction during such [***] consecutive Calendar Quarters, and each of the Net Sales of such consecutive Calendar Quarter is less than [***] as compared with the arithmetic average quarterly Net Sales of the three (3) Calendar Quarters immediately prior to the Calendar Quarter during which the first such Generic Product was sold in such jurisdiction, then in such case the royalty rates attributable to the Net Sales of such Licensed Product in such jurisdiction during the Royalty Term shall for the remainder of the Royalty Term in such jurisdiction, be reduced by [***] under Section 6.5(a).

(iii) Third Party Payments. If Licensee, its Affiliates or Sublicensees believes that it is necessary or reasonably useful to obtain a license or similar rights to Patent Rights or Know-How of a Third Party or Third Parties in order for Licensee, its Affiliate or Sublicensee to develop, manufacture or commercialize the Licensed Product (“Third Party License(s)”), which, for clarity, will not include the Cell Line License Agreement, then Licensee shall have the right to credit [***] of any payments actually paid by Licensee, its Affiliates or Sublicensee with respect to the Licensed Product under any such Third Party License(s) against royalties otherwise payable hereunder with respect to the Licensed Product; provided that in no event shall such credit reduce by more than [***] the amount of royalties that otherwise would have been due and payable to Qyuns in such Calendar Quarter for the Licensed Product subject to Section 6.5(b)(iv). Notwithstanding the foregoing, if Licensee is not able to fully credit any of the amounts paid by Licensee (or any of its Affiliates or Sublicensees) in a given Calendar Quarter due to the royalty floor as set forth under Section 6.5(b)(iv), then Licensee shall be entitled to carry forward such right of credit to future Calendar Quarters with respect to such excess amount and continue applying such credit on a Calendar Quarterly basis thereafter (in each subsequent Calendar Quarter, subject to the royalty floor as set forth under Section 6.5(b)(iv)) until fully utilized or until earlier expiration of the Royalty Term.

(iv) Royalty Floor. Notwithstanding anything to the contrary herein, in no event will the application of the royalty deductions in Sections 6.5(b)(i), 6.5(b)(ii), and 6.5(b)(iii) result in a reduction of the royalty rate or Royalty Payment payable to Qyuns hereunder by more than [***] of the royalty rate or Royalty Payment that would have applied without any reduction, with respect to any given Licensed Product in a given jurisdiction.

6.6 Payment Terms.

(a) Development Milestone Payments. Licensee shall provide Qyuns with written notice of the achievement of each Development Milestone Event within [***] days of the date of such achievement, and shall make the corresponding Development Milestone Payment to Qyuns or Qyuns’ designated Affiliate(s) within [***] days of receiving an invoice for the Development Milestone Event payment.

(b) Royalty and Commercial Milestone Payments. During the Term, Licensee shall provide Qyuns with a written report for each Calendar Quarter showing (i) commencing after the First Commercial Sale, Net Sales of the Licensed Product during the reporting Calendar Quarter, (ii) with respect to the report for the fourth Calendar Quarter, any Commercial Milestone Events achieved during the Calendar Year, and (iii) the royalties payable under this Agreement pursuant to Section 6.5. Each such report shall include, on a jurisdiction-by-jurisdiction basis, the total gross amount invoiced for the Licensed Product sold, deductions made (with aggregate deductions in each category, and not for each specific Licensed Product), the Net Sales of the Licensed Product, and the total royalties (in USD, and the rate of exchange with supporting calculations if the currency of sale was not U.S. dollars) payable for the Licensed Product, with supporting calculations showing the applicable royalty rate applied and any royalty deductions taken. Reports shall be due no later than [***] days following the end of each Calendar Quarter. Licensee shall make the corresponding royalty payment and Commercial Milestone Payment (if any) to Qyuns or Qyuns’ designated Affiliate(s) that are shown to have accrued by each report provided under this Section 6.6(b) within [***] days of receiving an invoice for such royalty payment and Commercial Milestone Payment.

(c) Payment Currency; Exchange Rate; No Offset. All payments under this Agreement shall be made in U.S. dollars. Payments shall be made by electronic wire transfer of immediately available funds to the account of Qyuns or Qyuns’ designated Affiliate(s), as designated in writing by Qyuns to Licensee. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made using a rate of exchange at the average actual foreign currency exchange rate for the month in which the expense is incurred or sale made according to the exchange rates utilized by Licensee in its own internal accounting system, consistently applied.

(d) Late Payments. Any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (i) [***] percentage point above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue or (ii) the maximum rate permitted by Applicable Laws; in each case calculated on the number of days such payment is delinquent (provided that if the payment is disputed, such interest shall be calculated from the time that the dispute is resolved), compounded monthly.

6.7 Financial Records and Audit Rights. Licensee shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of Licensee for at least [***] (or such longer period as required by Applicable Laws) following the end of the Calendar Year to which they pertain. All payments and other amounts under this Agreement will be accounted for in accordance with Accounting Standards. Licensee shall make such account and records available, on reasonable notice sent by Qyuns for inspection during normal business hours, with not less than [***] days advance written notice, by an independent certified public accounting firm nominated by

Qyuns and reasonably acceptable for Licensee, for the purpose of verifying the accuracy of any statement or report given by Licensee and to verify the accuracy of the payments due hereunder (including, without limitation the accuracy of the calculation of Royalty Payments and milestone payments) for any Calendar Year. Such auditor shall advise the Parties simultaneously promptly upon its completion of its audit whether or not the payments due hereunder have been accurately recorded, calculated, and reported, and, if not, the amount of such discrepancy. Except in the case of willful misconduct, gross negligence, or fraud, (a) Licensee’s financial records with respect to a given period of time shall only be subject to one (1) audit per Calendar Year, and (b) Qyuns’ right to perform an audit pertaining to any Calendar Year shall expire [***] years after the end of such Calendar Year. The auditor shall be required to keep confidential all information learned during any such inspection, and to disclose to Qyuns only such details as may be necessary to report the accuracy of Licensee’s statement or report. Qyuns shall be responsible for the auditor’s costs, unless the auditor certifies that an underpayment by Licensee that resulted from a discrepancy in a report that Licensee provided to Qyuns during the applicable audit period, which underpayment was more than [***] of the amount set forth in such report or [***], whichever is greater, in which case Licensee shall bear the full cost of such audit. If such accounting firm correctly identifies a discrepancy made during such period, any unpaid amounts or overpaid amounts that are discovered shall be paid/refunded promptly but in any event within [***] days of the date of delivery of such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. Qyuns shall treat all financial information subject to review under this Section 6.7 in accordance with the confidentiality and non-use provisions of Article 7, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Licensee obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

6.8 Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. All payments or amounts due under this Agreement are exclusive of VAT and their equivalents, and all VAT resulting from the sums payable under this Agreement shall be borne by the paying Party. Where the prevailing legislation requires the recipient to self-account for VAT (for example, but not limited to, the reverse charge mechanism), then Licensee covenants that it will correctly account for VAT in respect of the services received. Qyuns agrees that it will raise a tax invoice (or equivalent document) to support the charge to VAT. To the extent Licensee is required by Applicable Laws to withhold any taxes, duties, levies, imposts, assessments, deductions, fees, and other similar charges by Applicable Laws or any Governmental Authority (“Withholding Taxes”) on any payment to Qyuns or Qyuns’ designated Affiliate(s), then Licensee will pay such Withholding Taxes to the applicable Governmental Authority, will make the payment to Qyuns or Qyuns’ designated Affiliate(s) of the net amount due after deduction or withholding of such taxes. In addition, Licensee agrees to reasonably cooperate with Qyuns or Qyuns’ designated Affiliate(s) in claiming refunds or exemptions from such withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 6.8 are reduced in amount to the fullest extent permitted by Applicable Laws.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidential Information. For purposes of this Agreement, “Confidential Information” of a Party means all proprietary or confidential Know-How or other scientific, marketing, financial or commercial information and materials, whether or not patentable and in any form (written, oral, photographic, electronic, magnetic, or otherwise), including information or materials of Third Parties, that one Party or any of its Affiliates discloses or otherwise makes available to the other Party or its Affiliates pursuant to this Agreement. The terms and conditions of this Agreement shall be the Confidential Information of both Parties.

7.2 Duty of Confidence; Exceptions. Each Party agrees that, during the Term and for a period of [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (including for the exercise of the rights and licenses granted to such Party hereunder, but it being understood that this parenthetical itself shall not create or imply any rights or licenses not expressly granted under this Agreement) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the other Party. The receiving Party will treat all Confidential Information provided by the disclosing Party with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. For any Confidential Information that constitutes trade secrets of either Party, the foregoing non-disclosure obligations will continue for as long as such Confidential Information remains trade secrets. The foregoing confidentiality and non-use obligations shall not apply to any portion of the disclosing Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed to the receiving Party, or was otherwise developed independently by or for the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who, to the knowledge of the receiving Party, had no obligation to the disclosing Party not to disclose such information to others.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

7.3 Authorized Disclosures. Notwithstanding Section 7.2, a Party may disclose Confidential Information belonging to the other Party if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, maintaining or listing Patent Rights in accordance with Article 8;

(b) filing, prosecuting, or maintaining Regulatory Approvals for the Licensed Product as permitted by this Agreement;

(c) prosecuting or defending litigation as contemplated herein;

(d) to comply with Applicable Law, including the rules and regulations promulgated by stock exchanges (including without limitation, Hong Kong Stock Exchange or any other internationally recognized organizations);

(e) to actual or potential acquirers, investment bankers, investors, lenders, or other similar sources of financing solely for the purpose of evaluating or carrying out an actual or potential investment, or acquisition, in each case subject to commercially reasonable obligations of confidentiality and non-use; and

(f) to its and its Affiliates’ employees, consultants, advisors (including accountants and attorneys) and contractors, or actual or potential investors, (sub)licensees, collaborators or acquirers, in each case on a need-to-know basis to exercise its rights or perform its obligations in accordance with the terms of this Agreement, and in each case under a written agreement containing obligations of confidentiality and non-use at least as stringent as those herein (or without such agreement for recipients that are financial or legal advisors under a professional code of conduct giving rise to an obligation of confidentiality and non-use at least as restrictive as those set forth in this Agreement).

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 7.3(c)-(d), it will, except where impracticable, promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense. In any such event, each Party agrees to take all reasonable action to minimize disclosure of the other Party’s Confidential Information. Any information disclosed pursuant to this Section 7.3 shall remain, subject to Section 7.2, the Confidential Information of the disclosing Party and subject to the restrictions set forth in this Agreement.

7.4 Disclosure by Qyuns. Each Party will have the right to disclose a press release announcing this Agreement to be issued by each Party on the Effective Date; provided that (a) Qyuns will not disclose that this Agreement involves [***], (b) Qyuns will have the right to disclose certain of the financial terms of this Agreement in its press release, to the extent required by the Hong Kong Stock Exchange and (c) Qyuns will provide its proposed press release to Licensee in advance and Licensee will have the right to review and comment on such press release, and Qyuns shall reasonably consider Licensee’s comments in good faith. Qyuns has the right to publicly disclose (in written, oral, or other form) the achievement of Development Milestone Events under this Agreement (including the amount, payment and timing of any such Development Milestone Event) except for Development Milestone Event #1, which will require Licensee’s prior written consent before any public announcement.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Prosecution and Maintenance.

(a) As between the Parties, subject to the remainder of this Section 8.1, Licensee shall have the first right to control the Prosecution and Maintenance of the Licensed Patents, at its sole cost. Licensee shall keep Qyuns reasonably informed of the status of the Licensed Patents and shall promptly provide Qyuns with all correspondence received from any patent authority in connection therewith. Licensee shall provide Qyuns with drafts of all proposed filings and correspondence to any patent authority with respect to the Licensed Patents for Qyuns’ review with reasonable time for Qyuns to provide comments prior to the submission of such proposed filings and correspondences, and Licensee shall consider Qyuns’ comments in good faith. If Licensee intends to allow any Licensed Patents to lapse or become abandoned, it will notify and consult with Qyuns with respect to such decision or intention at least [***] days prior to the date upon which the subject matter of such Licensed Patents will become unpatentable or such Licensed Patents will lapse or become abandoned (or such other reasonable time under the circumstances if Licensee became aware of such matters with less than [***] days remaining prior to such deadline). Qyuns will thereafter have the right to assume the Prosecution and Maintenance of such Licensed Patents at Qyuns’ cost. In the event that Qyuns takes back Prosecution and Maintenance of such Licensed Patents pursuant to the foregoing sentence, then Licensee shall promptly transfer the Prosecution and Maintenance of such Licensed Patents to Qyuns.

Notwithstanding the foregoing,

(i) in respect of any Licensed Patent which contains Valid Claim(s) that simultaneously Cover (x) the Licensed Compound, and (y) the monoclonal antibody that is directed to a single target of TL1A or IL-23p19, then Qyuns shall control the Prosecution and Maintenance of such Licensed Patents, with the costs being [***] shared by Qyuns and Licensee at a [***] basis. Qyuns shall keep Licensee reasonably informed of the status of such Licensed Patents and shall promptly provide Licensee with all correspondence received from any patent authority in connection therewith. Qyuns shall provide Licensee with drafts of all proposed filings and correspondence to any patent authority with respect to such Licensed Patents for Licensee’s review with reasonable time for Licensee to provide comments prior to the submission of such proposed filings and correspondences, and Qyuns shall consider Licensee’s comments in good faith. Qyuns shall not take any action or inaction in connection with the prosecution of such Licensed Patents which would have an adverse effect on the prosecution of the Licensed Bispecific Patents. If Qyuns intends to allow any of the foregoing Licensed Patent to lapse or become abandoned, it will notify and consult with Licensee with respect to such decision or intention at least [***] days prior to the date upon which the subject matter of such Licensed Patents will become unpatentable or such Licensed Patents will lapse or become abandoned (or such other reasonable time under the circumstances if Licensee became aware of such matters with less than [***] days remaining prior to such deadline), and Licensee will thereafter have the right to assume the Prosecution and Maintenance of such Licensed Patents at its own cost;

(ii) in respect of any Licensed Patent which contains Valid Claim(s) that specifically Cover the Licensed Compound, if any (the “Licensed Bispecific Patent”), Qyuns will prepare and make the initial filing of such Licensed Bispecific Patent, after Licensee has had a chance to review and comment on such filing, and following such initial filing, Licensee will then have the right to control all continuing Prosecution and Maintenance of such Licensed Bispecific Patent; provided that any such Licensed Bispecific Patent will be filed and registered in the name of Qyuns or its designee. Licensee shall keep Qyuns reasonably informed of the status of the Licensed Bispecific Patents and shall promptly provide Qyuns with all correspondence received from any patent authority in connection therewith. Licensee shall provide Qyuns with drafts of all proposed filings and correspondence to any patent authority with respect to the Licensed Bispecific Patents for Qyuns’ review with reasonable time for Qyuns to provide comments prior to the submission of such proposed filings and correspondences, and Licensee shall consider Qyuns’ comments in good faith. In the event that Licensee decides to have such Licensed Bispecific Patent lapsed or become abandoned Licensee shall notify Qyuns at [***] days prior to the date upon which the subject matter of such Licensed Bispecific Patent will become unpatentable or such Licensed Bispecific Patent will lapse or become abandoned and Qyuns will thereafter have the right to assume the Prosecution and Maintenance at Licensee’s cost; and

(iii) in respect of any Patent Right within Joint Arising IP which contains Valid Claim(s) that specifically Cover the Licensed Compound, if any (the “Arising Bispecific Patent”), then Licensee shall have the first right to control the Prosecution and Maintenance of the Arising Bispecific Patent, at its sole cost. Licensee shall keep Qyuns reasonably informed of the status of the Arising Bispecific Patent and shall promptly provide Qyuns with all correspondence received from any patent authority in connection therewith. Licensee shall provide Qyuns with drafts of all proposed filings and correspondence to any patent authority with respect to the Arising Bispecific Patent for Qyuns’ review with reasonable time for Qyuns to provide comments prior to the submission of such proposed filings and correspondences, and Licensee shall consider Qyuns’ comments in good faith. If Licensee intends to allow any Arising Bispecific Patent to lapse or become abandoned, it will notify and consult with Qyuns with respect to such decision or intention at least [***] days prior to the date upon which the subject matter of such Arising Bispecific Patent will become unpatentable or such Arising Bispecific Patent will lapse or become abandoned (or such other reasonable time under the circumstances if Licensee became aware of such matters with less than [***] days remaining prior to such deadline). Qyuns will thereafter have the right to assume the Prosecution and Maintenance of such Arising Bispecific Patent at Qyuns’ cost. In the event that Qyuns takes back Prosecution and Maintenance of such Arising Bispecific Patent pursuant to the foregoing sentence, then Licensee shall promptly transfer the Prosecution and Maintenance of such Arising Bispecific Patent to Qyuns.

(b) Cooperation in Prosecution. Each Party shall provide the other Party at their own cost with reasonable assistance and cooperation in the Prosecution and Maintenance efforts set forth above in Section 8.1(a) including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

8.2 Patent Enforcement.

(a) Notice. Each Party shall notify the other within [***] days of becoming aware of any alleged or threatened infringement by a Third Party of any Licensed Patents, and any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any Licensed Patents (each a “Third Party Infringement”).

(b) Enforcement. Licensee shall have the first right, but not the obligation, to bring and control any legal action to enforce (such legal action an “Enforcement Action”) the Licensed Patents against any Third Party Infringement, at its own cost and expense and using counsel of its choosing. Licensee shall consider in good faith the comments of Qyuns and the interests of Qyuns in such Enforcement Action.

(c) Cooperation. In connection with any Enforcement Action, Qyuns shall provide Licensee with reasonable assistance in such action, at Licensee’s request and expense, including joining such Enforcement Action if required by law or at Licensee’s request.

(d) Recoveries. Any recoveries resulting from an Enforcement Action shall be first applied against payment of each Party’s costs and expenses in connection therewith, and any recoveries in excess of such costs and expenses shall be deemed Net Sales and subject to the royalty payment obligations set forth in Section 6.5.

8.3 Ownership.

(a) Background Intellectual Property. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all right, title and interest in and to all Intellectual Property rights that such Party owns or controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date and outside the activities conducted pursuant to this Agreement.

(b) Qyuns Ownership. Subject to Section 8.3(d), Qyuns will solely own all intellectual property rights arising from the performance of activities under this Agreement that is developed or invented by Qyuns, whether solely or jointly with any Third Party by its Affiliates’, licensees’, sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Third Party that is contractually required to assign or license such intellectual property rights to Qyuns or its Affiliate (“Arising Qyuns IP”).

(c) Licensee Ownership. Subject to Section 8.3(d), Licensee will solely own all intellectual property rights arising from the performance of activities under this Agreement that is not Arising Qyuns IP, developed or invented by Licensee, whether solely or jointly with any Third Party by its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Person that is contractually required to assign or license such intellectual property rights to Licensee or any Affiliate of Licensee (“Arising Licensee IP”).

(d) Joint Ownership. The Parties shall jointly own all intellectual property rights arising from the performance of activities under this Agreement that is developed or invented jointly by or on behalf of Qyuns, on one hand, and Licensee, on the other hand (the “Joint Arising IP”). For clarity, and subject to the License, either Party shall have the right to freely exploit the Joint Arising IP without obtaining the other Party’s prior consent.

(e) Disclosure. Each Party will promptly disclose to the other Party any Joint Arising IP during the Term (in any event, prior to the filing of any patent application with respect to such invention), whether patentable or not. Each Party will also timely respond to reasonable requests from the other Party for additional information relating thereto.

(f) Inventorship. For purposes of Section 8.3, inventorship for inventions and discoveries first made during the course of the performance of activities pursuant to this Agreement will be determined in accordance with U.S. patent law.

ARTICLE 9

REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a) it is duly organized, validly existing and in good standing in its jurisdiction of organization, has full corporate power and authority to execute, deliver and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(b) this Agreement has been duly executed by it and is legally binding upon it and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

(c) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, the contemplated performance of its covenants and responsibilities hereunder, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it or its Affiliate is a party, or (c) violate any Applicable Laws.

9.2 Qyuns Representations and Warranties. Qyuns represents and warrants to Licensee that as of the Effective Date:

(a) Qyuns has the right, power and authority to grant the License, and Qyuns is the sole and exclusive owner of the Licensed IP;

(b) With respect to the license agreement that Qyuns executed with [***];

(c) neither Qyuns nor any of its Affiliates have (i) granted any license, covenant not to sue, waiver, or other right under the Licensed IP that is inconsistent with the license and rights granted to Licensee hereunder, or (ii) entered into any settlement, non-competition agreement, restrictive covenant, or any other agreement restricting the ownership, use or exploitation of the Licensed IP that would be inconsistent with the license and rights granted to Licensee hereunder;

(d) Exhibit A lists all Licensed Patents existing as of the Effective Date and all such Patent Rights listed on Exhibit A (i) are solely and exclusively owned by Qyuns, and (ii) to the knowledge of Qyuns, have been filed, prosecuted and maintained properly and correctly and in material compliance with Applicable Laws, including any duties of candor to applicable patent offices, and all applicable fees have been paid on or before any final due date for payment;

(e) there are no (i) inter partes reviews, post-grant reviews, interferences, re-examinations, or oppositions involving the Licensed Patents that are in or before any patent office (or other Governmental Authority performing similar functions) or (ii) inventorship or ownership challenges involving the Licensed Patents that are in or before any patent office or other Governmental Authority;

(f) each Licensed Patent properly identifies the inventor(s) of the inventions claimed in such Licensed Patent, and each such inventor has assigned his or her entire right, title and interest in and to the applicable Licensed Patent to Qyuns;

(g) there are no pending or threatened (in writing) claims, actions, suits or proceedings against Qyuns alleging that the practice of the Licensed IP, infringes or misappropriates the intellectual property rights of any Third Party, and to the knowledge of Qyuns, no facts or circumstances exist that would reasonably be expected to give rise to any such claims, actions, suits or proceedings; and

(h) Qyuns has not given any written notice to any Third Party asserting infringement by such Third Party of any of the Licensed IP and, to Qyuns’ knowledge, there is no unauthorized use, infringement or misappropriation of the Licensed IP.

9.3 Covenants by Licensee.

(a) Neither Licensee nor any of its Affiliates, nor any of their respective employees, agents or contractors, uses, or will use any confidential information obtained from any Third Party (including any prior employer), directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement without authorization from such Third Party, and Licensee will be solely responsible and liable for, and will indemnify Qyuns pursuant to Section 10.1 in connection with, any breach of this covenant by Licensee, any of its Affiliates, or their respective employees, agents or contractors.

(b) Licensee will conduct its Development and Commercialization activities relating to the Licensed Products in accordance with Applicable Laws and will use Commercially Reasonable Efforts to cause all of its Sublicensees hereunder to comply with such Applicable Laws;

(c) During the Term, Licensee (or its Affiliates or Sublicensees, as applicable) will obtain and maintain all necessary authorizations, consents and approvals of any Regulatory Authority or other Governmental Authority that is required in connection with the Exploitation of any Licensed Products in the Territory; and

(d) Licensee will not enter into any agreements or commitments that would conflict with or materially diminish its ability to perform its obligations under this Agreement.

9.4 [***]

9.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY SHALL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS SHALL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS SHALL BE SUCCESSFUL, IN WHOLE OR IN PART.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless Qyuns and its and their respective directors, officers, employees and agents (each an “Qyuns Indemnitee”) from and against any and all liabilities, costs, expenses, and losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) as a result of any claim, demand, action or other proceeding by a Third Party (each, a “Third Party Claim”) arising out of: (a) the Development, Manufacture, Commercialization or other Exploitation of the Licensed Product by Licensee, its Affiliates or any Sublicensee (or any Third Party acting on their behalf), (b) the gross negligence or willful misconduct of Licensee, its Affiliates or any Sublicensee (or any Third Party acting on their behalf) in connection with this Agreement, or (c) the breach of this Agreement by Licensee (including any of Licensee’s representations, warranties, covenants or obligations); except, in each case (a)-(c), to the extent such Losses arise out of any conditions set forth in Sections 10.2(a)-(b) for which Qyuns is obligated to indemnify any Licensee Indemnitee under Section 10.2.

10.2 Indemnification by Qyuns. Qyuns shall defend, indemnify and hold harmless Licensee, its Affiliates and its and their respective directors, officers, employees and agents (each, a “Licensee Indemnitee”) from and against any and all Losses as a result of any Third Party Claim arising out of (a) the gross negligence or willful misconduct of Qyuns (or any Third Party acting on their behalf, but, for clarity, excluding Licensee or its Affiliates or Sublicensees) in connection with this Agreement, or (b) the breach of this Agreement by Qyuns (including any of Qyuns’ representations, warranties, covenants or obligations); except, in each case (a)-(b), to the extent such Losses arise out of any conditions set forth in Sections10.1(a)-(c) for which Licensee is obligated to indemnify any Qyuns Indemnitee under Section 10.1.

10.3 Procedure. A Party that intends to claim indemnification under Section 10.1 or Section 10.2 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in Section 10.1 or Section 10.2.

10.4 Limitation of Liability. NEITHER PARTY NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE (AND, FOR CLARITY, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO RECOVER FOR ANY LOST PROFIT OR LOST REVENUE DAMAGES WHETHER SUCH DAMAGES ARE CLAIMED AS DIRECT OR INDIRECT DAMAGES), ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY FOR ANY LOSSES FROM THIRD PARTY CLAIMS UNDER THIS Article 10 OR BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER Article 7.

10.5 Insurance. Licensee will, at its own respective expense procure and maintain during the Term and for a period of [***] years (or a longer period as required by Applicable Laws) thereafter, insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent pharmaceutical companies of similar size and scope, which in any event will meet or exceed the level of insurance required under Applicable Law. Licensee shall provide Qyuns with a certificate of such insurance upon request of Qyuns. Such insurance will not be construed to create a limit of Licensee’s liability under this Agreement.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. This Agreement shall be effective as of the Effective Date, and shall continue, on a jurisdiction-by-jurisdiction basis, in effect until the expiration of the Royalty Term in such jurisdiction, unless terminated earlier as set forth in this Article 11 or pursuant to Section 6.2 (the “Term”). On a jurisdiction-by-jurisdiction basis, upon the expiration of the Royalty Term in such jurisdiction, the License in such jurisdiction shall become fully paid-up, royalty-free, perpetual and irrevocable under the Licensed Know-How for use with the Licensed Compounds and Licensed Product.

11.2 Termination.

(a) Termination by Licensee for Convenience. Licensee may terminate this Agreement for convenience in its entirety by providing to Qyuns at least [***] days prior written notice.

(b) Termination for Material Breach. If either Party is in material breach of this Agreement, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in such event, if the breach is not cured within [***] days after receipt of such notice (provided that: (i) if such cure cannot be fully achieved within such [***] day cure period, then such cure period will be extended for an additional period of up to [***] additional days (for a total cure period of [***] days), and (ii) if the breach relates to a payment obligation, then the aggregate cure period shall be [***] days after receipt of such notice), the non-breaching Party shall have the right thereafter to terminate this Agreement in its entirety with immediate effect by giving written notice of such termination to the breaching Party. Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence, materiality or cure of the applicable material breach and provides written notice of such dispute to the other Party within [***] days after receipt of notice of the applicable material breach or notice of termination, as applicable, then the matter will be addressed under the dispute resolution provisions in Section 12.4(b) and the termination will not become effective unless and until it has been finally determined under Section 12.4(b) that the allegedly breaching Party is in material breach of any of its obligations under this Agreement and has failed to cure the same (which cure period shall commence following such final determination). During the pendency of such a dispute, all of the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder. For clarity, any material breach of Diligence Obligation by Licensee will constitute a material breach of Licensee under this Section 11.2(b).

(c) Termination for Patent Challenge. Qyuns may terminate this Agreement by providing written notice of termination to Licensee, if Licensee or any of its Affiliates (individually or in association with any Third Party) initiates or participates in a Patent Challenge in respect of any of the Licensed Patents anywhere in the world, in any court, tribunal, arbitration proceeding, or other proceeding. In the event of such a Patent Challenge, Qyuns will provide written notice on such Patent Challenge to Licensee, and Qyuns may terminate this Agreement by providing written notice of such termination to Licensee, if the Patent Challenge is not withdrawn or revoked within [***] days after Licensee’s receipt of the written notice on such Patent Challenge. In the case that a Sublicensee initiates or participates in a Patent Challenge in respect of any of the Licensed Patents anywhere in the world, in any court, tribunal, arbitration proceeding, or other proceeding, Qyuns may terminate this Agreement by providing written notice of termination to Licensee, unless Licensee terminates its sublicense with such Sublicensee within [***] days or otherwise causes such Sublicensee to withdraw or revoke such Patent Challenge within [***] days.

(d) Termination for Insolvency. Each Party will have the right to terminate this Agreement upon written notice to the other Party if the other Party makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed, discharged, bonded, or stayed within [***] days after the filing thereof.

11.3 Effect of Termination. Upon the termination of this Agreement:

(a) Licenses. Except as otherwise provided herein, the License shall terminate, and all sublicenses granted under the License shall also terminate; provided that during the [***] month period following the effective date of termination, Licensee and its Affiliates and Sublicensees shall have the right to sell or otherwise dispose of all Licensed Products then in its or their respective inventory and any in-progress inventory, provided further that Licensee shall continue to make payments to Qyuns on Net Sales of such Licensed Products in accordance with Section 6.6(b). The rights and licenses granted to Licensee hereunder shall survive to the extent necessary for Licensee (and its Affiliates and Sublicensees) to conduct such sell-off Licensed Product as set forth in this Section 11.3.

(b) Sublicense. Notwithstanding Section 11.3(a), in the event of any sublicense granted by Licensee or its Affiliate to a Sublicensee under this Agreement exists as of the effective termination of this Agreement, and provided that, in the case where termination of this Agreement is for Licensee’s uncured material breach pursuant to Section 11.2(b), such Sublicensee did not cause such uncured material breach and provided further that such Sublicensee is not in breach of its sublicense agreement, Qyuns shall use Commercially Reasonable Efforts to negotiate with such Sublicensee on granting a direct license to such Sublicensee on the same terms and conditions set forth in this Agreement.

(c) License Back to Qyuns.

(i) Prior to the completion (referring to the date on which the results for all primary endpoints of the first Phase 2 Clinical Trial become available) of [***], (“Cut-off Date”):

(A) In the event that this Agreement is terminated by Qyuns pursuant to Section 11.2(b), 11.2(c) or 11.2(d), or terminated by Licensee pursuant to Section 11.2(a), Licensee, with respect to the Licensed Product, and to the extent of no conflict with Section 11.3(b), will and hereby does, effective as of the effective date of the termination, grant to Qyuns a transferable, sublicensable (through multiple tiers), exclusive, fully paid-up, royalty-free, perpetual, irrevocable license under any Arising Licensee IP and the Joint Arising IP to Develop, Manufacture, Commercialize and otherwise Exploit the Licensed Products within the Territory (the “Reversion License”);

(B) In the event that this Agreement is terminated by Licensee pursuant to Section 11.2(b) or 11.2(d), then the Parties shall discuss in good faith on a reasonable consideration (in any event referring to an appropriate percentage of future royalties based on Net Sales of the Licensed Products) to be paid by Qyuns in consideration of obtaining the Reversion License. If the Parties cannot reach an agreement with respect to such consideration for the Reversion License within [***] days, either Party shall have the right to refer such dispute to baseball arbitration under Section 12.5.

(ii) On and after the Cut-off Date, Qyuns will pay Licensee a reasonable consideration for such Reversion License, which shall equal to an appropriate percentage of future royalties based on Net Sales of the Licensed Product(s), subject to any appropriate deductions to compensate Qyuns for any damages resulting from Licensee’s material breach of this Agreement that otherwise would have been available to Qyuns under the terms and conditions of this Agreement. The Parties shall discuss the percentage of future royalties based on Net Sales of the Licensed Product(s) for such Reversion License in good faith; in the event that the Parties fail to reach an agreement with respect to such percentage within [***] days, either Party shall have the right to refer such dispute to baseball arbitration under Section 12.5.

(d) Regulatory Materials. Pursuant to the Reversion License, Licensee will (and will cause its Affiliates and Sublicensees to), as instructed by Qyuns, either (i) if permitted by Applicable Laws, promptly transfer and assign to Qyuns or its designee any regulatory filings, Regulatory Approvals, and pricing approvals (collectively the “Regulatory Materials”) for the Licensed Product in the Territory; (ii) continue to hold any such Regulatory Materials for the sole benefit of Qyuns or its designee (in which case, Licensee will appoint Qyuns or its designee as the exclusive distributor (with the right to subcontract and appoint sub-distributors) under such Regulatory Materials in the Territory, and also as its agent to interact with the applicable Regulatory Authority in the Territory, until such time Qyuns or its designee files its own regulatory filings and obtains its own Regulatory Approvals and pricing approvals for the Licensed Product in the Territory; or (iii) terminate or withdraw any such Regulatory Materials, at the election of Qyuns. Licensee will execute and deliver, or will cause to be executed and delivered, to Qyuns or its designee such endorsements, assignments, commitments, acknowledgements, and other documents as may be necessary to assign, convey, transfer, and deliver to Qyuns or its designee all of Licensee’s or its applicable Affiliate’s or designee’s rights, title, and interests in and to all such assigned Regulatory Materials to Qyuns, including submitting to each applicable Regulatory Authority or other Governmental Authority in the Territory a letter or other necessary documentation (with copy to Qyuns) notifying such Regulatory Authority or other Governmental Authority of, or otherwise giving effect to, such transfer of ownership to Qyuns. Upon Qyuns’ request, Licensee will provide Qyuns with reasonable assistance and cooperation regarding any inquiries and correspondence relating to the Licensed Product with Regulatory Authorities in the Territory.

(e) Clinical Trials. Licensee or its Affiliate, Sublicensee, or subcontractor (as applicable) will continue to perform all obligations incurred with regard to any Clinical Trial then being conducted in the Territory, until such time as Qyuns or its designee can reasonably assume such obligations at no material risk to the trial or the trial participants or until such time that such clinical trial is wound down upon agreement of the Parties.

(f) Transition. Pursuant to the Reversion License, Licensee will (and will cause its Affiliates and Sublicensees to) promptly transfer to Qyuns copies of all Know-How Controlled by Licensee relating to the Licensed Product in the Territory that is licensed to Qyuns under Section 11.3(c), and reasonably cooperate with Qyuns to facilitate the orderly transfer of such Know-How to Qyuns. In addition, upon Qyuns’ request, to the extent Licensee is able to assign under the terms of the agreement, Licensee will transfer to Qyuns or its designee all then-existing agreements and relationships relating to the Licensed Product in the Territory, with the objective of ensuring continuity of the supply of the Licensed Product to existing patients, and Qyuns will assume all obligations under such transferred agreements and relationships.

(g) Return of Confidential Information. At the disclosing Party’s election, the receiving Party shall return or destroy all tangible materials to the extent comprising or containing any Confidential Information of the disclosing Party that are in receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction, provided that (i) the receiving Party shall not be obligated to return or destroy any such Confidential Information necessary to exercise any continuing rights, (ii) the receiving Party may retain one (1) copy of such Confidential Information for its archives solely to monitor compliance with its obligations herein, and (iii) the receiving Party shall not be required to destroy electronic files containing such Confidential Information that is made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(h) Assistance. Licensee will provide any other assistance or take any other actions, in each case, as necessary to transfer to Qyuns all Exploitation of the Licensed Product in and for the Territory pursuant to the Reversion License, and will execute all documents as may be reasonably requested by Qyuns.

(i) Wind-down. Licensee and its Affiliates, Sublicensees, and subcontractors (x) will cease the Development, Manufacture, Commercialization, or otherwise Exploitation of the Licensed Compound or Licensed Product in the Territory and (y) will cease representing in the Territory that it is the exclusive licensee for the Licensed Product in the Territory, in each case ((x) and (y)), except otherwise expressly permitted under this Section 11.3.

(j) Costs of Post-Termination Activities. Except for the costs and expenses related to any Clinical Trial then being conducted in the Territory under Section 11.3(e), which shall be separately negotiated and agreed by the Parties in good faith, each Party will be responsible for its own cost and expense incurred by such Party in connection with performing the obligations set forth in this Section 11.3.

11.4 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Article 1, Sections 6.6 through 6.8 (but solely with respect to any payment obligations incurred and accrued prior to the effective date of termination), Article 7, Section 8.3, Section 9.5, Article 10, Section 11.3, Section 11.4, and Article 12 shall survive the expiration or termination of this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1 Assignment. This Agreement may not be assigned or otherwise transferred (however structured, whether by merger, acquisition, sale of all or substantially all of its assets to which this Agreement relates or otherwise), in whole or in part, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; provided, however, that (i) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder, in whole or in part, to any of its Affiliates; provided that the assigning Party shall continue to remain fully responsible for the actions or inactions of such Affiliate, and (ii) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder, to its successor in interest in connection with (x) a change of control or (y) a sale of all or substantially all of its assets related to this Agreement. Written notice of any permitted assignment of this Agreement shall be promptly provided to the non-assigning Party promptly following consummation and any permitted assignee shall assume all rights and obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 12.1 shall be void.

12.2 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

12.3 Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of Singapore without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

12.4 Dispute Resolution.

(a) Early Resolution. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement, including the formation, existence, validity, enforceability, performance, interpretation, breach, or termination hereof or thereof (a “Dispute”). If, after [***] days after the notice of Dispute, the Parties have not succeeded in negotiating a resolution of the Dispute, then either Party may submit such Dispute for binding arbitration pursuant to Section 12.4(b).

(b) Arbitration. Any arbitration shall be administered by the Singapore International Arbitration Centre (“SIAC”) pursuant to its relevant arbitration rules in effect at the time such Dispute arises (the “Arbitration Rules”). An arbitration shall be conducted by three neutral arbitrators with at least ten (10) years’ experience in the business of pharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder may engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to help resolve the dispute. Each Party shall select an arbitrator within [***] days the initiation of the arbitration, and such arbitrators will together, within [***] days after the first two arbitrators are appointed, select a third arbitrator as the chairman of the arbitration panel. If any Party is unable or fail to appoint an arbitrator within [***] days following the initiation of arbitration, the arbitrator shall be appointed by SIAC. The arbitration shall be conducted in Singapore, and all proceedings and communications shall be in English. Except to the extent necessary to enforce a legal right or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration. Any arbitration findings or rulings made under this Section 12.4(b) shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction.

(c) Confidentiality. Except to the extent necessary to comply with Applicable Laws, legal process, or a court order or to enforce a final settlement agreement or secure enforcement of any arbitration award, the Parties agree that the existence, terms and content of any arbitration, all information and documents disclosed in any arbitration or evidencing any arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any arbitration, shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.

(d) Equitable Relief. Nothing in this Section 12.4 shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

12.5 [***]

12.6 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, pandemics, act of God or of the government of any jurisdiction or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. The affected Party shall promptly provide written notice of the force majeure and the affected activity(ies) to the other Party. Such excuse will continue only so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. When the force majeure no longer exists, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and shall keep the other Party informed of actions related thereto.

12.7 Waivers and Amendments. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

12.8 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Qyuns and Licensee, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other.

12.9 Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when delivered in person, transmitted by email (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or email shown below (or to such other addresses and fax numbers as a Party may designate by notice). This Section 12.9 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Licensee:	Caldera Therapeutics, Inc.
300 Technology Square, 8th Floor
Cambridge, MA 02139, U.S.A.
Email: [***]
Attention: Chief Executive Officer

If to Qyuns:	Qyuns Therapeutics Co., Ltd.
`	No.907 Yaocheng Avenue
Taizhou, Jiangsu, China
Email: [***]
Attention: Business Development Manager

12.10 Further Assurances. Licensee and Qyuns hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any ministerial action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

12.11 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

12.12 Entire Agreement. This Agreement, including all Exhibits hereto, together with the Share Purchase Agreement, the shareholders agreement of Licensee, set forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter.

12.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or scanned copy of this Agreement that includes a Party’s signature will be deemed an original. Facsimile, PDF or other electronic execution and delivery of this Agreement by any Party shall constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

12.14 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and signing of this Agreement.

12.15 Construction; Interpretation.

(a) Construction. The Parties hereto acknowledge and agree that (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

(b) Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. The term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein shall be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Exhibits or Schedules, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement. The headings of Articles and Sections of this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

12.16 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, and each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.17 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by such Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party (or such Affiliate) without any obligation to first proceed against such Party’s Affiliate (or such Party).

[Signature Page follows]

IN WITNESS WHEREOF, the Parties intending to be legally bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CALDERA THERAPEUTICS, INC.

By:	/s/ Praveen Tipirneni
Name:	Praveen Tipirneni
Title:	Chief Executive Officer

QYUNS THERAPEUTICS CO., LTD.

By:	/s/ Qiu Jiwan
Name:	Qiu Jiwan
Title:	Chairman

List of Exhibits:

Exhibit A – Licensed Patents

Exhibit B – QX030N

Exhibit C – Restricted Stock Purchase Agreement

Exhibit D – Pre-Clinical Development Plan

Exhibit A

Licensed Patents

[***]

EXHIBIT A - 1

Exhibit B

QX030N

[***]

EXHIBIT B - 1

Exhibit C

RESTRICTED STOCK PURCHASE AGREEMENT

[***]

EXHIBIT C - 1

Exhibit A to Restricted Stock Purchase Agreement

[***]

EXHIBIT C - 2

Exhibit B to Restricted Stock Purchase Agreement

[***]

EXHIBIT C - 3

Exhibit D

Pre-Clinical Development Plan

[***]

EXHIBIT D - 1

Amendment #1 to License Agreement

This Amendment to License Agreement (this “Amendment”) is made and entered into as of the last signature date below (the “Execution Date”) by and between Caldera Therapeutics, Inc., a Delaware corporation with a business address at 300 Technology Square, 8th Floor, Cambridge, MA 02139, U.S.A. (“Licensee”), and Qyuns Therapeutics Co., Ltd., a Chinese company with an address at No.907 Yaocheng Avenue, Taizhou, Jiangsu, China (“Qyuns”) (each a “Party” and collectively as the “Parties”).

WHEREAS, the Parties entered into that certain License Agreement dated April 23, 2025 (the “Agreement”), pursuant to which Qyuns granted to Licensee an exclusive, worldwide license to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory; and

WHEREAS, the Parties desire to amend certain terms of the Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Definitions. Capitalized terms not otherwise defined herein are defined in the Agreement and shall have the same meaning with those in the Agreement.

2.	Amendment to Section 6.3 (Development Milestones). The table of Section 6.3 of the Agreement shall be deleted in its entirety and replaced as follows:

Development Milestone Event	Development Milestone Payment (USD)
1. Receipt of IND approval for the first Licensed Product in the Territory for the 1st Indication	$5,000,000
2. First patient dosed in the first Phase 2 Clinical Trial with clinical efficacy as the primary objective endpoint for a Licensed Product in the Territory	[***]
3. First patient dosed in the first Phase 3 Clinical Trial for a Licensed Product in the Territory for the 1st Indication	[***]
4. First patient dosed in the first Phase 3 Clinical Trial for a Licensed Product in the Territory for the 2nd Indication	[***]
5. Receipt of MAA approval for the first Licensed Product in the U.S. for the 1st Indication	[***]
6. Receipt of MAA approval for the first Licensed Product in the U.S. for the 2nd Indication	[***]
7. Receipt of MAA approval for the first Licensed Product in any of the EU Major Countries for the 1st Indication (including the MAA approval by EMA via the centralized regulatory procedure)	[***]
8. Receipt of MAA approval for the first Licensed Product in China for the 1st Indication	[***]

Potential Total:	$125,000,000

1

3.

Section 12.3 (Governing Law; English Language) and Section 12.4 (Dispute Resolution) of the Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply, mutatis mutandis, to this Amendment.

4.

Effectiveness. This Amendment will take effect as of the Execution Date by and between the Parties upon duly execution by the Parties. As of the Execution Date, this Amendment shall be made an integral part of the Agreement and shall be incorporated by reference therein.

5.

Entire Agreement. This Amendment, together with the Agreement, constitutes the entire agreement of the Parties hereto with respect to the subject matter of the Agreement and supersedes all prior agreements, understanding, promises and representations, whether written or oral, with respect to the subject matter thereof. No waiver, consent, modification or change of the terms of this Amendment shall bind either Party unless in writing and signed by both Parties by their duly authorized representatives.

6.

No Further Modification. This Amendment does not supersede, eliminate or change any part of the Agreement except as specifically stated herein. Except as expressly set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall govern and control.

7.	Counterparts. This Amendment may be executed in two (2) counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument.

[Remainder of This Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the Parties have authorized their representatives to execute this Amendment.

Caldera Therapeutics, Inc.

Signature:	/s/ Aaron Pelta
Name: Aaron Pelta
Title: Chief Business Officer
Date:11/21/2025

Qyuns Therapeutics Co., Ltd.

Signature:	/s/ Qui Jiwan
Name: Qui Jiwan
Title: CEO
Date: 11/21/2025